Exhibit 10.32

Revised Execution Copy

VISA

EXCESS RETIREMENT BENEFIT PLAN

(Amended and Restated Effective as of January 1, 2008)

This amendment and complete restatement of the Visa Excess Retirement Benefit Plan (hereinafter called the “Excess Plan”) is effective as of January 1, 2008.

1. Purpose. As the result of the Employee Retirement Income Security Act of 1974 (“ERISA”), a maximum has been placed on the pension benefits that may be paid from the Visa Retirement Plan (the “Retirement Plan”). In addition, because of amendments to the Retirement Plan attributable to subsequent tax legislation, pension benefits accruing under the Retirement Plan after September 30, 1989 may in certain cases be reduced. The purpose of the Excess Plan is therefore to provide for the payment of benefits with respect to certain of those Participants in the Retirement Plan who may be (i) limited by the limits imposed by Sections 401(a)(17) and 415 of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), on a basis consistent with the Retirement Plan without regard to the restriction of such provisions of the Code, or (ii) adversely affected by the amendments to the Retirement Plan that were effective as of October 1, 1989. Effective as of October 1, 2002, the Retirement Plan is comprised of two components as follows: the Visa Retirement Plan, as amended and restated effective October 1, 2000 (the “Pre-2002 Plan”) and the Visa 2002 Retirement Plan effective October 1, 2002 (the “2002 Plan”). Effective as of January 1, 2008, the Retirement Plan is comprised of three components as follows: the “Pre-2002 Plan”, the “2002 Plan”, and the Visa Cash Balance Plan, effective January 1, 2008 (the “Cash Balance Plan”).

2. Eligibility to Participate in the Excess Plan.

(a) Any Participant in the Retirement Plan whose Retirement Income is limited by reason of the limitations imposed on compensation and benefits under Section 401(a)(17) and Section 415 of the Code, respectively; and

(b) Any Participant in the Pre-2002 Plan who is adversely affected by the amendments to the Retirement Plan that were effective as of October 1, 1989.

3. Amount of Benefit. Subject to any separate written agreement with a Participant, the benefit payable to each eligible Participant or his Beneficiary under the Excess Plan shall be determined as of the date the Participant incurs a “separation from service” described in Section 4 below, calculated as follows:

(a) Participant in the Pre-2002 Plan Only. The benefit payable under the Excess Plan to an eligible Participant in the Pre-2002 Plan only or his Beneficiary shall equal (A) or (B), whichever is greater, minus (C), as described below:

(A) The Retirement Income which would be payable to the Participant or his Beneficiary under the Pre-2002 Plan (without regard to Appendix A) if the limitations imposed by Sections 401(a)(17) and 415 of the Code did not apply. The Pre-2002 Plan provides that a Participant’s Retirement Income with payments commencing at his Normal Retirement Date is equal to 46.25% of his Final Average Earnings if he has completed 25 years of Benefit Service. If the Participant has completed less than 25 years of Benefit Service, the Participant’s Retirement Income is reduced based on his age and service at his Termination Date.

(B) The Retirement Income which would have been payable to such Participant or his Beneficiary under the Retirement Plan under the benefit formula in effect on September 30, 1989 if the limitations imposed by Sections 401(a)(17) and 415 of the Code did not apply. The Retirement Plan as in effect on September 30, 1989 provided that a Participant’s Retirement Income with payments commencing at his Normal Retirement Date was equal to 50% of the Participant’s Final Average Earnings less 50% of his social security amount if he had completed 25 years of Benefit Service. If the Participant had completed less than 25 years of Benefit Service, the Participant’s Retirement Income was reduced based on his age and service at his Termination Date. In addition, if the Participant retired on his Early Retirement Date and began receiving Retirement Income for the rest of his life, the Participant received a “temporary social security supplement.” The meanings of “social security amount” and “temporary social security supplement” are set forth in Attachment A hereto. A Participant’s Excess Plan benefit shall include the value of a temporary social security supplement only if the Participant retires on his Early Retirement Date and commences receipt of his Retirement Income for the rest of his life by the date on which his Excess Plan benefits are paid pursuant to Section 4 hereof. As described in Paragraph 2.3 of the Pre-2002 Plan, effective January 1, 2011, no Employee of the Employer shall earn any additional Benefit Service under the Pre-2002 Plan and therefore effective January 1, 2011, no Employee of the Employer shall earn any additional Benefit Service for purposes of this Section 3(a)(B).

(C) The Retirement Income which is payable to the Participant or his Beneficiary under the Pre-2002 Plan.

(b) Participant in the 2002 Plan Only. The benefit payable under the Excess Plan to an eligible Participant in the 2002 Plan only or his Beneficiary shall equal (A) minus (B), as described below:

(A) The Retirement Income which would be payable to the Participant or his Beneficiary under the 2002 Plan (without regard to Appendix A) if the limitations imposed by Sections 401(a)(17) and 415 of the Code did not apply. The 2002 Plan provides that a Participant’s Retirement Income with payments commencing at his Normal Retirement Date is equal to 1.25% per year of his Benefit Service (up to a maximum of 35 full years), multiplied by his Final Average Earnings.

(B) The Retirement Income which is payable to the Participant or his Beneficiary under the 2002 Plan.

(c) Participant in the Cash Balance Plan Only. The benefit payable under the Excess Plan to an eligible Participant in the Cash Balance Plan only or his Beneficiary shall equal (A) minus (B), as described below:

(A) The Retirement Income which would be payable to the Participant or his Beneficiary under the Cash Balance Plan (without regard to Appendix A) if the limitations imposed by Sections 401(a)(17) and 415 of the Code did not apply. The Cash Balance Plan provides that a Participant’s Cash Balance Account is credited as of the last day of each calendar month with an amount equal to six percent (6%) of the Participant’s Earnings during the portion of the calendar month in which he is an Eligible Employee. In addition, a Participant’s Cash Balance Account is credited as of the last day of each calendar month during which the Participant retains a Cash Balance Account with an Interest Credit as described in the Cash Balance Plan.

(B) The Retirement Income which is payable to the Participant or his Beneficiary under the Cash Balance Plan.

(d) Participant in the Pre-2002 and the 2002 Plan. The benefit payable under the Excess Plan to an eligible Participant in the Pre-2002 Plan and the 2002 Plan or his Beneficiary shall equal the sum of the benefits that would have been payable with respect to the Participant under subparagraphs (a) and (b) of this Section 3 determined as if (i) both of those subparagraphs had applied to the Participant and (ii) subparagraph (b)(A) of this Section 3 stated that the Participant’s Retirement Income under the 2002 Plan with payments commencing at his Normal Retirement Date is equal to 1.25% per year of his Benefit Service (up to a maximum of 35 full years) multiplied by his Final Average Earnings, minus the Participant’s Retirement Income commencing at his Normal Retirement Date under the Pre-2002 Plan, but never less than zero.

(e) Participant in the Pre-2002 Plan and the Cash Balance Plan. The benefit payable under the Excess Plan to an eligible Participant in the Pre-2002 Plan and the Cash Balance Plan or his Beneficiary shall equal the sum of the benefits that would have been payable with respect to the Participant under subparagraphs (a) and (c) of this Section 3 determined as if both of those subparagraphs had applied to the Participant.

(f) Participant in the 2002 Plan and the Cash Balance Plan. The benefit payable under the Excess Plan to an eligible Participant in the 2002 Plan and the Cash Balance Plan or his Beneficiary shall equal the sum of the benefits that would have been payable with respect to the Participant under subparagraphs (b) and (c) of this Section 3 determined as if both of those subparagraphs had applied to the Participant.

(g) Participant in the Pre-2002 Plan, the 2002 Plan and the Cash Balance Plan. The benefit payable under the Excess Plan to an eligible Participant in the Pre-2002 Plan, the 2002 Plan and the Cash Balance Plan or his Beneficiary shall equal the sum of the benefits that would have been payable with respect to the Participant under subparagraphs (c) and (d) of this Section 3 determined as if both of those subparagraphs had applied to the Participant.

Notwithstanding the preceding provisions of this Section 3, if a Participant has received or commenced receiving benefits under the Retirement Plan or the Excess Plan prior to accruing additional benefits under either such plan, his Excess Plan benefit shall be actuarially adjusted to the extent necessary and appropriate to take into account the amount of such benefits previously received.

Benefits under the Excess Plan shall be treated as vested and forfeited as described in Section 7.1 of the Retirement Plan and such Section is incorporated herein by reference. Notwithstanding the preceding sentence, a Participant shall forfeit any benefit that is payable hereunder, regardless of when such benefit was accrued, if the Committee determines that the Participant has engaged in bribery, embezzlement, fraud, misappropriation of assets or receipt of kickbacks involving the Company or any Related Company.

4. Timing and Form of Benefit Payment. Subject to the last paragraph of this Section 4, the benefit payable under the Excess Plan with respect to a Participant shall be paid in the form of a single lump sum payment as soon as administratively practicable after the date the Participant incurs a “separation from service,” but in no event more than 90 days following such date.

A Participant incurs a “separation from service” for purposes of this Section if he dies, retires or otherwise has incurred a “termination of employment” from Visa Inc. and any Related Company. A Participant will not incur a separation from service while he is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the individual retains a right to reemployment under an applicable statute or contract. A leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Participant to be unable to perform the duties of his position of employment or any substantially similar position of employment, a 29 month period of absence is substituted for such six month period.

A Participant incurs a “termination of employment” on the date it is reasonably anticipated based on the facts and circumstances that he will perform no further services after that date or that the level of bona fide services he would perform after that date (whether as an Employee or an independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed (whether as an Employee or an independent contractor) over the immediately preceding 36 month period (or the full period of services if the Participant has been providing services for less than 36 months). For periods during which a Participant is on a paid bona fide leave of absence as described in the immediately preceding paragraph, he is treated as providing bona fide services at a level equal to the level of services that he would have been required to perform to receive the compensation paid with respect to such leave of absence. Periods during which a Participant is on an unpaid bona fide leave of absence as described in the immediately preceding paragraph are disregarded for purposes of determining whether a Participant has incurred termination of employment.

In addition, effective as of March 19, 2008 (the date the stock of Visa Inc. commenced public trading), the benefit payable under the Excess Plan to a Participant who is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code as of the date of his or her separation from service shall not be paid until the first business day next following six months after such separation from service date. The benefit payable to such a Participant shall be adjusted for interest thereon during the period of time the payment is delayed by reason of this paragraph at the applicable interest rate referenced in Section 4. l(c)(A) of the Cash Balance Plan.

5. Funding and Payment Obligation. Benefits under the Excess Plan shall be payable from the general assets of Visa Inc., Visa USA, Inc. and/or Visa International Service Association. No specific assets shall be set aside for the purpose of making payments under the Excess Plan. Benefits under the Excess Plan payable with respect to a Participant shall be paid by the entity employing the Participant immediately prior to his “separation from service” date as determined under Section 4, above. If such benefits are not paid when due, then Visa Inc., Visa USA, Inc. and Visa International Service Association shall each be obligated to make such payments only in proportion to the Participant’s aggregate years of participation in the Retirement Plan while an Employee of Visa Inc., Visa USA, Inc. (or a majority owned subsidiary thereof), or Visa International Service Association (or a majority owned subsidiary thereof).

6. Administration. The Excess Plan shall be construed, interpreted and administered by the Committee in a manner consistent with Article XI of the Pre-2002 Plan and Articles X of the 2002 Plan and the Cash Balance Plan and such Articles are incorporated herein by reference. Any construction, interpretation and administrative action shall be final and binding on all Participants and their Beneficiaries.

7. Notification. The Committee shall provide the Participant or Beneficiary entitled to benefits under the Excess Plan written notice of the terms and conditions of payments from the Excess Plan.

8. Amendment and Termination. The Excess Plan may be amended by the Compensation Committee of the Board of Directors of Visa Inc. or the Committee (except that material amendments by the Committee must be approved by the Audit Committee of the Board of Directors of Visa Inc.), and the Excess Plan shall terminate when the Retirement Plan terminates. No amendment or termination of the Excess Plan shall reduce or eliminate the benefits payable thereunder based on a Participant’s benefits accrued under the Retirement Plan through the date of the amendment or termination.

9. Prohibition Against Assignment. To the extent permitted by law, the right of any Participant in any benefit or to any payment hereunder shall not be subject in any manner to attachment or other legal process for the debts of such Participant; and any such benefit or payment shall not be subject to anticipation, alienation, sale, transfer, assignment or encumbrance.

10. Liability for Administration. No member of the Board of Directors of Visa Inc., Visa USA, Inc., Visa International Service Association, or any other Participating Company owned thereby, the Compensation Committee of the Board of Directors of Visa Inc., or the Committee, and no officer or employee of Visa Inc., Visa USA, Inc., Visa International Service Association, or any Participating Company owned thereby, shall be liable to any person for any action taken or omitted in connection with the administration of this Excess Plan unless attributable to his or her own fraud or willful misconduct, nor shall any such entity be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a director, officer or employee of that entity.

11. Governing Law. Subject to the provisions of ERISA applicable to a pension plan that is unfunded and maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, the Excess Plan shall be governed by the laws of the State of California.

12. Definitions. Except as specifically set forth in the Excess Plan, capitalized terms shall have the meanings assigned to them in the Pre-2002 Plan, the 2002 Plan, or the Cash Balance Plan, as applicable.

To evidence the adoption of this amendment and complete restatement of the Excess Plan effective as of January 1, 2008, this document has been executed on behalf of the Committee (the Visa Pension Benefits Committee) by an authorized member thereof.

Visa Pension Benefits Committee

Dated: 7/29/08	By:	/s/ Rick Leweke

ATTACHMENT A TO SECTION 3(a)(B)

OF THE VISA EXCESS RETIREMENT BENEFIT PLAN

(Amended and Restated Effective as of October 1,2003)

DEFINITIONS OF “SOCIAL SECURITY AMOUNT”

AND

“TEMPORARY SOCIAL SECURITY SUPPLEMENT”

“Social security amount” means the estimated monthly unreduced primary old age insurance amount which the Participant could expect to receive commencing on the first day of the month next following his 65th birthday or Postponed Retirement Date, whichever is later (ignoring any earnings in the calendar year of his 65th birthday or Postponed Retirement Date, as applicable) under the Social Security Act as in effect on the Participant’s Retirement Date, Termination Date, or date of death, whichever occurs first; provided, however, that in making the estimate it will be assumed that:

(a)	if the Participant retires on his Normal or Postponed Retirement Date, covered earnings (wages under Section 3121(a)(l) of the Code) for the calendar year prior to his Retirement Date will be assumed to be based on 12 times his Monthly Earnings at retirement divided by 1.06 or 12 times his Final Average Earnings, if greater. Covered earnings in each prior year will be based on the assumption that the Participant received 6% annual increases in his Monthly Earnings (or Final Average Earnings) on each January 1;

(b)	if the Participant retires on his Early Retirement Date or dies and his Spouse is eligible for the pre-retirement death benefit, covered earnings for years prior to his Early Retirement Date or date of death will be determined as in subparagraph (a) above. Covered earnings in calendar years coincident with and subsequent to this Early Retirement Date or date of death will be assumed to be zero;

(c)	if the Participant terminates with a deferred vested accrued benefit, covered earnings for years prior to his Termination Date will be determined as in subparagraph (a) above. Covered earnings coincident with and subsequent to his Termination Date will be assumed to be equal to the greater of 12 times his Final Average Earnings or 12 times his Monthly Earnings on his Termination Date and to continue through the calendar year prior to his Normal Retirement Date.

Social security amount will be determined on the earliest of the Participant’s Retirement Date, Termination Date or date of death and shall forever thereafter be fixed in computing the Participant’s Basic Retirement Income unless the Committee shall authorize a change in accordance with future federal regulations.

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Notwithstanding the above, a Participant is entitled to provide to the Committee a statement, prepared by the Social Security Administration, of his actual covered earnings through the end of the calendar year immediately preceding the date the Participant is entitled to a monthly benefit. If the Participant provides such statement of his actual covered earnings to the Committee within 90 days after the Committee notifies the Participant of the amount of his assumed covered earning, the Participant’s social security amount will be equal to the lesser of (i) an amount calculated taking into account such actual covered earnings or (ii) an amount determined under subparagraph (a), (b) or (c) above, whichever is appropriate, using his assumed covered earnings.

In no event will the effective percentage of the social security amount used in determining a Participant’s benefit be greater than 50% of the actual unreduced primary old age insurance amount the Participant could receive at his Retirement Date from the Social Security Administration.

“Temporary social security supplement” means an additional monthly supplement commencing on a Participant’s elected payment date and terminating on the earlier of his Normal Retirement Date or his date of death. The temporary social security supplement is the product of (a) times (b) where:

(a)	is 1/2 of his social security amount; and

(b)	is the ratio of the Participant’s actual completed years and months of Benefit Service to 25 years, but in no event greater than 1.

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